UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 16, 2005

Heritage Commerce Corp
(Exact name of registrant as specified in its charter)

California (State of Incorporation)	000-23877 (Commission File Number)	77-0469558 (I.R.S. Employer Identification Number)

150 Almaden Boulevard
San Jose, California    95113
(Address of principal executive offices including zip code)

(408) 947-6900
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 - Entry Into A Material Definitive Agreement

Heritage Commerce Corp (the "Company") has entered into an amendment to its existing lease arrangement for its principal offices located at 150 Almaden Boulevard effective May 1, 2005. The Company leases these premises pursuant to a "gross" sublease with a non-affiliated third party that extends to February 28, 2010 (the "Sublease"). The Company had reserved the right to terminate the lease in 2006 subject to certain terms and conditions for early termination. The Company has now agreed to continue to lease the premises until the 2010 expiration date for a modest reduction in monthly rent and certain concessions in operating expenses associated with the maintenance of the property. Under the amendment, the monthly rent at 150 Almaden Boulevard will be as follows: (i) $25,671 for the primary area at the Company consisting of approximately 13,511 square feet; (ii) $4,132 for approximately 2,175 square feet of office space on the second floor; and (iii) $12,789 for approximately 6,731 square feet of office space on the second floor. The monthly rent is "gross" (inclusive of all costs and expenses, including but not limited to utilities, taxes, insurance common area expenses, building operating expenses). The amendment to the Sublease required the consent of the landlord of the sublessor which consent was delivered to the Company on June 16, 2005.

ITEM 9.01 - Financial Statements and Exhibits

(C) Exhibits

99.1	Fourth Amendment to Sublease Agreement for Registrant's Principal Offices

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 21, 2005	HERITAGE COMMERCE CORP
By: /s/ Lawrence D. McGovern Name: Lawrence D. McGovern Executive Vice President and Chief Financial Officer

Exhibit Index
Exhibit	Description
99.1	Fourth Amendment to Sublease Agreement for Registrant's Principal Offices also provided in PDF format as a courtesy.